 Exhibit 99.1 - Flushing Financial Corporation March 2006 Earnings Press Release.

CONTACT:

David W. Fry	Van Negris / Lexi Terrero
Senior Vice President, Treasurer	Van Negris & Company, Inc.
and Chief Financial Officer	(212) 759-0290

Flushing Financial Corporation

(718) 961-5400

FOR IMMEDIATE RELEASE

FLUSHING FINANCIAL CORPORATION REPORTS

2006 FIRST QUARTER RESULTS

LAKE SUCCESS, NY – April 18, 2006 - Flushing Financial Corporation (the “Company”) (NASDAQ: FFIC), the parent holding company for Flushing Savings Bank, FSB (the “Bank”), today announced its financial results for the three months ended March 31, 2006.

For the first quarter ended March 31, 2006, diluted earnings per share were $0.33, which was the same as in the quarter ended March 31, 2005. Net income for the first quarter ended March 31, 2006 was $5.9 million, a decrease of $0.1 million, or 1.0%, from the $6.0 million earned in the first quarter ended March 31, 2005.

John R. Buran, President and Chief Executive Officer, stated: “We faced a challenging interest rate environment during the first quarter of 2006 as the Federal Reserve continued to increase the overnight interest rate. Since longer-term rates did not increase at the same pace, there was an inverted interest rate curve for most of the quarter, as overnight and short-term rates exceeded long-term rates. Despite this challenging interest rate environment, we are pleased to report another strong quarter, with diluted earnings per share of $0.33.

“Demand for our loan products remained strong. Our continued focus on originating higher-yielding loans resulted in the origination of $66.8 million of multi-family residential and one-to-four family mixed-use property mortgage loans during the quarter. We also realized continued growth in our commercial real estate mortgage loan portfolio, originating $42.3 million of these loans during the first quarter. Originations were less than the comparable prior year quarter as the continued flattening of the yield curve and uncertainty for the future led us to price more for yield than volume. However, originations for the first quarter of 2006 exceeded those of the fourth quarter of 2005 by $24.9 million. The result of our focus on these higher yielding loans was a three basis point increase in the yield (excluding prepayment penalty income) on our mortgage loan portfolio for the first quarter of 2006 compared to the fourth quarter of 2005. Loans in process totaled $146.7 million at March 31, 2006, compared to $229.9 million at March 31, 2005 and $179.4 million at December 31, 2005.

“As we continue to evolve to a more ‘commercial-like’ banking institution, business development efforts have focused on developing deposit relationships with our commercial loan customers. We also remained focused on our marketing strategy, including media selection, to expand our customer base. We concentrated on certificates of deposit and money market accounts during the quarter. We added $34.3 million in retail certificates of deposit and $29.1 million in money market accounts. In addition, we took advantage of parity in rates between FHLB borrowing and brokered CDs to bring in $29.4 million in brokered CDs, thereby reducing FHLB borrowing by $25.0 million, and further unencumbering our loan and securities portfolios.

“Total assets increased $69.3 million during the quarter, or 2.9%, to $2,422.5 million at March 31, 2006. The growth in the loan portfolio was funded with deposit growth and reductions in the lower-yielding securities portfolios. As we have grown the loan portfolio, we have continued to maintain strong asset quality.

“We have continued to grow our asset size while maintaining a strong capital position and focusing on shareholder value initiatives. This allowed us to increase our quarterly dividend 10%, to $0.11 per common share in the first quarter of 2006.

“We are on schedule with the acquisition of Atlantic Liberty Financial Corporation, which we expect to complete near the end of the second quarter of 2006, subject to the approval of the shareholders of Atlantic Liberty and regulatory authorities. This acquisition will add two branches in Brooklyn in two very attractive commercial markets. We believe our larger size and greater breadth of product offerings will enable us to provide an enhanced level of service to these markets. We look forward to welcoming the customers and shareholders of Atlantic Liberty to the Flushing Financial family.

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Flushing Financial Corporation

April 18, 2006

Page Two

“We remain committed to structured and orderly growth, the continued expansion of the financial services we offer to our customers, and building a strong banking franchise in the multicultural communities we serve. Towards this end, we plan to open a new branch office along a busy retail strip in Bayside, Queens, in May 2006. In the second half of 2006, we are planning the introduction of an internet branch to capitalize on the growing use of the internet. We anticipate that this initiative will allow us to further reduce our reliance on wholesale borrowings. Our focus remains on the origination of higher-yielding one-to-four family mixed-use property mortgage loans, multi-family residential mortgage loans, and commercial real estate loans, and the enhanced integration of our deposit-gathering and lending efforts.

“Optimizing our shareholders’ return on their investment is a goal we strive for every day.”

Earnings Summary - Three Months Ended March 31, 2006

Net interest income for the three months ended March 31, 2006 was $16.9 million, the same as for the three months ended March 31, 2005. An increase in the average balance of interest-earning assets of $294.1 million, to $2,267.8 million, was offset by a decrease in the net interest spread of 46 basis points to 2.76% for the quarter ended March 31, 2006 from 3.22% for the comparable period in 2005. The yield on interest-earning assets increased 17 basis points to 6.39% for the three months ended March 31, 2006 from 6.22% in the three months ended March 31, 2005. However, this was more than offset by an increase in the cost of funds of 63 basis points to 3.63% for the three months ended March 31, 2006 from 3.00% for the comparable prior year period.

The increase in the yield of interest-earning assets is primarily due to an increase of $367.2 million in the average balance of the loan portfolio to $1,912.3 million, combined with an $87.3 million decrease in the average balance of the lower-yielding securities portfolios. However, the yield on the mortgage loan portfolio decreased 7 basis points to 6.74% for the three months ended March 31, 2006 from 6.81% for the three months ended March 31, 2005. This decrease is due to the average rate on new loans originated during 2005 being below the average rate on both the loan portfolio and loans which were paid-in-full during the period. We have seen a change in this trend during the first quarter of 2006 as the yield on originations has improved. As a result, the yield on the mortgage loan portfolio, excluding prepayment penalty income, increased 3 basis points for the three months ended March 31, 2006 compared to the three months ended December 31, 2005. In an effort to increase the yield on interest-earning assets, we continued to fund a portion of the growth in the higher-yielding mortgage loan portfolio through repayments received on the lower-yielding securities portfolio.

The increase in the cost of interest-bearing liabilities is primarily attributed to the Federal Reserve increasing overnight rates for fifteen consecutive meetings, which has resulted in an increase in our cost of funds. Certificate of deposits, savings accounts and money market accounts increased 53 basis points, 95 basis points and 90 basis points, respectively, for the three months ended March 31, 2006 compared to the three months ended March 31, 2005, resulting in an increase in the cost of deposits of 76 basis points for the three months ended March 31, 2006 compared to the three months ended March 31, 2005. The cost of borrowed funds also increased 39 basis points to 4.51% for the three months ended March 31, 2006 compared to the three months ended March 31, 2005.

The net interest margin decreased 44 basis points to 2.98% for the three months ended March 31, 2006 from 3.42% for the three months ended March 31, 2005. Excluding prepayment penalty income, the net interest margin would have been 2.82% and 3.24% for the three month periods ended March 31, 2006 and 2005, respectively.

The net interest margin for the three months ended March 31, 2006 declined 10 basis points to 2.98% from 3.08% for the quarter ended December 31, 2005. The yield on interest-earning assets increased four basis points during the quarter, which was more than offset by the cost of interest-bearing liabilities increasing 14 basis points. Excluding prepayment penalty income, the net interest margin declined 7 basis points to 2.82% for the quarter ended March 31, 2006 from 2.89% for the quarter ended December 31, 2005.

Non-interest income increased $0.7 million, or 45.7%, for the three months ended March 31, 2006 to $2.2 million, as compared to $1.5 million for the quarter ended March 31, 2005. This was attributed to increases of: $0.1 million on the gain on sale of loans, $0.1 million on the gain on sale of securities, $0.2 million in dividends received on Federal Home Loan Bank of New York (“FHLB-NY”) stock, and $0.1 million in miscellaneous fees from loans which paid-in-full prior to maturity.

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Flushing Financial Corporation

April 18, 2006

Page Three

Non-interest expense was $9.4 million for the three months ended March 31, 2006, an increase of $0.8 million, or 9.6%, from $8.6 million for the three months ended March 31, 2005. The increase from the comparable prior year period is primarily attributed to increases of: $0.5 million in employee salary and benefit expenses related to additional employees and $0.1 million relating to the expensing of stock options, $0.1 million in occupancy and equipment costs primarily related to increased rental expense, and $0.1 million in data processing expense. Management continues to monitor expenditures resulting in efficiency ratios of 49.5% and 46.8% for three-month periods ended March 31, 2006 and 2005, respectively.

Net income for the three months ended March 31, 2006 was $5.9 million, a decrease of $0.1 million or 1.0%, as compared to $6.0 million for the three months ended March 31, 2005. Diluted earnings per share were $0.33 for each of the three month periods ended March 31, 2006 and 2005.

Return on average equity was 13.4% for the three months ended March 31, 2006 compared to 15.0% for the three months ended March 31, 2005. Return on average assets was 1.0% for the three months ended March 31, 2006 compared to 1.2% for the three months ended March 31, 2005.

Balance Sheet Summary

At March 31, 2006, total assets were $2,422.5 million, an increase of $69.3 million, or 2.9%, from $2,353.2 million at December 31, 2005. Total loans, net increased $69.7 million, or 3.7%, during the first quarter ended March 31, 2006 to $1,951.6 million from $1,881.9 million at December 31, 2005. At March 31, 2006, loans in process totaled $146.7 million, compared to $229.9 million at March 31, 2005 and $179.4 million at December 31, 2005.

The following table shows loan originations and purchases for the periods indicated.

	For the three months
	ended March 31,
(In thousands)	2006	2005
Multi-family residential	$34,030	$73,923
Commercial real estate	42,257	24,326
One-to-four family – mixed-use property	32,802	37,665
One-to-four family – residential	4,159	2,122
Construction	14,604	6,985
Commercial business and other loans	11,994	3,906
Total	$139,846	$148,927

Loan purchases included in the table above totaled $2.0 million for the quarter ended March 31, 2006. There were no loan purchases for the quarter ended March 31, 2005.

As the Bank continues to increase its loan portfolio, management continues to adhere to the Bank’s strict underwriting standards. As a result, the Bank has been able to minimize charge-offs of losses from impaired loans and maintain asset quality. Non-performing assets were $1.9 million at March 31, 2006 compared to $2.5 million at December 31, 2005 and $1.2 million at March 31, 2005. Total non-performing assets as a percentage of total assets was 0.08% at March 31, 2006 compared to 0.10% at December 31, 2005 and 0.05% as of March 31, 2005. The ratio of allowance for loan losses to total non-performing loans was 329% at March 31, 2006, compared to 260% at December 31, 2005 and 568% at March 31, 2005.

During the quarter ended March 31, 2006, mortgage-backed securities decreased $17.8 million to $283.4 million, while other securities increased $4.6 million to $41.2 million. During the first quarter of 2006, we sold 107 mortgage-backed security certificates totaling $6.4 million, which were replaced with one mortgage-backed security and a FNMA note totaling $9.7 million. We realized a net gain of $81,000 on this transaction. Principal repayments on the securities portfolio during the quarter have been reinvested in higher yielding loans. Other securities primarily consists of securities issued by government agencies and mutual or bond funds that invest in government and government agency securities.

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Flushing Financial Corporation

April 18, 2006

Page Four

During the quarter ended March 31, 2006, the Bank purchased an additional $10.0 million of Bank Owned Life Insurance (BOLI). The Bank utilizes BOLI to fund a substantial portion of its employee benefit costs. The tax advantages of BOLI provide a return that is comparable to, or better than, other investments.

Total liabilities were $2,242.5 million at March 31, 2006, an increase of $65.8 million, or 3.0%, from December 31, 2005. During the quarter ended March 31, 2006, due to depositors increased $82.2 million to $1,530.0 million, primarily as a result of an increase of $63.7 million in certificates of deposit, of which $29.4 million were new brokered deposits, while core deposits increased $18.4 million. Borrowed funds decreased $25.0 million, as the funds obtained from the brokered deposits were used to repay maturing borrowings. In addition, mortgagors’ escrow deposits increased $10.1 million during the quarter ended March 31, 2006.

Total stockholders’ equity increased $3.5 million, or 2.0%, to $180.0 million at March 31, 2006 from $176.5 million at December 31, 2005. Net income of $5.9 million for the three months ended March 31, 2006 and a $1.4 million cumulative adjustment related to the adoption of SFAS No. 123R, Share-Based Compensation, were partially offset by $2.0 million in treasury shares purchased through the Company’s stock repurchase program, a net after tax decrease of $2.0 million on the market value of securities available for sale, and $2.0 million of cash dividends declared and paid during the three months ended March 31, 2006. The exercise of stock options increased stockholders’ equity by $1.7 million, including the income tax benefit realized by the Company upon the exercise of the options. Book value per share was $9.23 at March 31, 2006, compared to $9.07 per share at December 31, 2005 and $8.37 per share at March 31, 2005.

Under its current stock repurchase program, the Company repurchased 125,000 shares during the quarter ended March 31, 2006, at a total cost of $2.0 million, or an average of $16.09 per share. At March 31, 2006, 649,650 shares remain to be repurchased under the current stock repurchase program. Through March 31, 2006, the Company had repurchased approximately 47% of the common shares issued in connection with the Company’s initial public offering at a cost of $113.8 million.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Flushing Financial Corporation is the holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation (FDIC). The Bank conducts its business through nine banking offices located in Queens, Brooklyn, Manhattan and Nassau County.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s web site at http://www.flushingsavings.com.

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Flushing Financial Corporation	April 18, 2006 – Page Five

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in Thousands Except Per Share Data)

(Unaudited)

	March 31,	December 31,
	2006	2005
ASSETS
Cash and due from banks	$31,963	$26,754
Securities available for sale:
Mortgage-backed securities	283,428	301,194
Other securities	41,196	36,567
Loans:
Multi-family residential	796,989	788,071
Commercial real estate	430,038	399,081
One-to-four family — mixed-use property	496,306	477,775
One-to-four family — residential	130,518	134,641
Co-operative apartments	2,116	2,161
Construction	57,802	49,522
Small Business Administration	10,187	9,239
Commercial business and other	25,078	19,362
Net unamortized premiums and unearned loan fees	8,970	8,409
Allowance for loan losses	(6,394)	(6,385)
Net loans	1,951,610	1,881,876
Interest and dividends receivable	10,618	10,554
Bank premises and equipment, net	7,698	7,238
Federal Home Loan Bank of New York stock	28,047	29,622
Bank owned life insurance	36,796	26,526
Goodwill	3,905	3,905
Other assets	27,249	28,972
Total assets	$2,422,510	$2,353,208

LIABILITIES
Due to depositors:
Non-interest bearing	$62,305	$58,678
Interest-bearing:
Certificate of deposit accounts	961,884	898,157
Savings accounts	261,049	273,753
Money market accounts	204,299	175,247
NOW accounts	40,477	42,029
Total interest-bearing deposits	1,467,709	1,389,186
Mortgagors' escrow deposits	29,547	19,423
Borrowed funds	664,703	689,710
Other liabilities	18,244	19,744
Total liabilities	2,242,508	2,176,741

STOCKHOLDERS' EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 19,529,994 shares and 19,466,894 shares issued at March 31, 2006 and December 31,
2005, respectively; 19,502,512 shares and 19,465,844 shares outstanding at
March 31, 2006 and December 31, 2005, respectively)	195	195
Additional paid-in capital	42,549	39,635
Treasury stock (27,482 shares and 1,050 shares at March 31, 2006
and December 31, 2005, respectively)	(445)	(12)
Unearned compensation	(3,910)	(4,159)
Retained earnings	148,845	146,068
Accumulated other comprehensive loss, net of taxes	(7,232)	(5,260)
Total stockholders' equity	180,002	176,467

Total liabilities and stockholders' equity	$2,422,510	$2,353,208

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Flushing Financial Corporation	April 18, 2006 – Page Six

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands Except Per Share Data)

(Unaudited)

	For the three months
	ended March 31,
	2006	2005
Interest and dividend income
Interest and fees on loans	$32,265	$26,265
Interest and dividends on securities:
Interest	3,700	4,362
Dividends	77	81
Other interest income	170	8
Total interest and dividend income	36,212	30,716

Interest expense
Deposits	11,510	7,683
Other interest expense	7,787	6,160
Total interest expense	19,297	13,843

Net interest income	16,915	16,873
Provision for loan losses	-	-
Net interest income after provision for loan losses	16,915	16,873

Non-interest income
Loan fee income	630	530
Banking services fee income	371	383
Net gain on sale of loans held for sale	123	-
Net gain on sale of loans	27	19
Net gain on sale of securities	81	-
Federal Home Loan Bank of New York stock dividends	379	164
Bank owned life insurance	270	279
Other income	326	140
Total non-interest income	2,207	1,515

Non-interest expense
Salaries and employee benefits	4,754	4,278
Occupancy and equipment	1,109	963
Professional services	967	940
Data processing	638	535
Depreciation and amortization	367	403
Other operating expenses	1,597	1,484
Total non-interest expense	9,432	8,603

Income before income taxes	9,690	9,785

Provision for income taxes
Federal	2,941	2,994
State and local	838	822
Total taxes	3,779	3,816

Net income	$5,911	$5,969

Basic earnings per share	$0.33	$0.34
Diluted earnings per share	$0.33	$0.33
Dividends per share	$0.11	$0.10

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Flushing Financial Corporation	April 18, 2006 – Page Seven

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands Except Share Data)

(Unaudited)

	At or for the three months
	Ended March 31,
	2006		2005
Per Share Data
Basic earnings per share	$0.33		$0.34
Diluted earnings per share	$0.33		$0.33
Average number of shares outstanding for:
Basic earnings per share computation	17,766,352		17,478,131
Diluted earnings per share computation	18,078,079		18,003,579
Book value per share (based on 19,502,512
and 19,204,465 shares outstanding at
March 31, 2006 and 2005, respectively)	$9.23		$8.37

Average Balances
Total loans, net	$1,912,298		$1,545,147
Total interest-earning assets	2,267,801		1,973,745
Total assets	2,369,196		2,070,766
Total due to depositors	1,407,830		1,221,954
Total interest-bearing liabilities	2,123,976		1,843,728
Stockholders' equity	176,598		159,690

Performance Ratios (1)
Return on average assets	1.00%		1.15%
Return on average equity	13.39		14.95
Yield on average interest-earning assets	6.39		6.22
Cost of average interest-bearing liabilities	3.63		3.00
Interest rate spread during period	2.76		3.22
Net interest margin	2.98		3.42
Non-interest expense to average assets	1.59		1.66
Efficiency ratio	49.54		46.79
Average interest-earning assets to average
interest-bearing liabilities	1.07	X	1.07	X

(1)	Ratios for the quarters ended March 31, 2006 and 2005 are presented on an annualized basis.

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Flushing Financial Corporation	April 18, 2006 – Page Eight

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands)

(Unaudited)

	At or for the three	At or for the year
	months ended	ended
	March 31, 2006	December 31, 2005

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Savings Bank only):
Tangible capital (minimum requirement = 1.5%)	7.23%	7.14%
Leverage and core capital (minimum requirement = 3%)	7.23	7.14
Total risk-based capital (minimum requirement = 8%)	11.81	12.12

Capital ratios:
Average equity to average assets	7.45%	7.47%
Equity to total assets	7.43	7.50

Asset quality:
Non-performing loans	$1,944	$2,452
Non-performing assets	1,944	2,452
Net (recoveries) charge-offs	(9)	148

Asset quality ratios:
Non-performing loans to gross loans	0.10%	0.13%
Non-performing assets to total assets	0.08	0.10
Allowance for loan losses to gross loans	0.33	0.34
Allowance for loan losses to non-performing assets	328.84	260.39
Allowance for loan losses to non-performing loans	328.84	260.39

Full-service customer facilities	9	9

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Flushing Financial Corporation	April 18, 2006 – Page Nine

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

NET INTEREST MARGIN

(Dollars in Thousands)

(Unaudited)

	For the three months ended March 31,
	2006				2005
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$1,882,414	$31,720	6.74%		$1,526,045	$25,977	6.81%
Other loans, net (1)	29,884	545	7.29		19,102	288	6.03
Total loans, net	1,912,298	32,265	6.75		1,545,147	26,265	6.80
Mortgage-backed securities	302,398	3,392	4.49		387,376	4,092	4.23
Other securities	37,407	385	4.12		39,682	351	3.54
Total securities	339,805	3,777	4.45		427,058	4,443	4.16
Interest-earning deposits and
federal funds sold	15,698	170	4.33		1,540	8	2.08
Total interest-earning assets	2,267,801	36,212	6.39		1,973,745	30,716	6.22
Other assets	101,395				97,021
Total assets	$2,369,196				$2,070,766
Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$267,529	963	1.44		$216,040	267	0.49
NOW accounts	40,425	50	0.49		46,161	57	0.49
Money market accounts	176,120	1,238	2.81		252,981	1,211	1.91
Certificate of deposit accounts	923,756	9,244	4.00		706,772	6,134	3.47
Total due to depositors	1,407,830	11,495	3.27		1,221,954	7,669	2.51
Mortgagors' escrow accounts	25,629	15	0.23		23,092	14	0.24
Total deposits	1,433,459	11,510	3.21		1,245,046	7,683	2.47
Borrowed funds	690,517	7,787	4.51		598,682	6,160	4.12
Total interest-bearing liabilities	2,123,976	19,297	3.63		1,843,728	13,843	3.00
Non interest-bearing deposits	54,086				48,335
Other liabilities	14,536				19,013
Total liabilities	2,192,598				1,911,076
Equity	176,598				159,690
Total liabilities and equity	$2,369,196				$2,070,766
Net interest income /
net interest rate spread		$16,915	2.76%			$16,873	3.22%
Net interest-earning assets /
net interest margin	$143,825		2.98%		$130,017		3.42%
Ratio of interest-earning assets to
interest-bearing liabilities			1.07	X			1.07	X

(1)

Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.9 million for each of the three-month periods ended March 31, 2006 and 2005.

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